EXHIBIT 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., Chief Financial Officer

(860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three Months Ended September 30, 2005

PUTNAM, CT, October 18, 2005 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $612,000 for the three months ended September 30, 2005 versus net income of $425,000 for the three months ended September 30, 2004, an increase of $187,000 or 44.0%.

Asset Growth

At September 30, 2005, total assets were $347.3 million, an increase of $9.7 million from June 30, 2005 and $939,000 from September 30, 2004. Total deposits were $232.1 million at September 30, 2005, an increase of $14.0 million from June 30, 2005 and $27.3 million from September 30, 2004.  This increase included $13.6 million in brokered certificates of deposits.  The decrease in other liabilities from $65.4 million at September 30, 2004 to $1.5 million was primarily the result of the completion of our successful stock offering in October 2004 and the elimination of $64.2 million in the Stock Offering escrow account held at September 30, 2004.

“Our recently completed acquisition of the three People’s Bank branches, located in Plainfield, Griswold and Gales Ferry, opens up new opportunities for us in New London County, and strengthens our position in Windham County,” said Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc. “The transaction adds $64.1 million in deposits, increasing our deposit base by 29%. Our existing staff members and new employees deserve tremendous praise for attending to the meticulous details involved with converting three branch offices over the course of one weekend. We are confident that we will be able to provide all the services that the depositors and borrowers in these new areas require and look forward to welcoming them into the Putnam Savings Bank family.”

Total loans outstanding increased $30.4 million to $172.5 million compared to September 30, 2004 and $6.2 million compared to June 30, 2005.  The increase in total loans compared to last year was primarily due to an increase in commercial loans of $7.3 million, or 27.0%, and an increase in residential loans of $23.1 million, or 20.3%. The provision for loan loss was $20,000 for the three months ended September 30, 2005 as compared to $23,000 for the three months ended September 30, 2004.

Net Interest Income

Net interest income for the three months ended September 30, 2005 was $2.46 million, an increase of $356,000 or 16.9% over the three months ended September 30, 2004. This increase was primarily due to the growth in average interest-earning assets to $327.5 million for the three months ended September 30, 2005 from $283.0 million for the three months ended September 30, 2004.

Noninterest Income and Expense

Noninterest income for the three months ended September 30, 2005 was $485,000, an increase of $224,000 from the three months ended September 30, 2004. This increase was primarily due to a $120,000 gain on sale of securities during the three months ended September 30, 2005. Noninterest expense for the three months ended September 30, 2005 was $2.08 million, an increase of $333,000 over the three months ended September 30, 2004.  This increase was primarily due to an increase in salaries and benefits of $169,000, an increase in occupancy expense of $53,000, and an increase in other expenses of $111,000.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

	Statistical Summary
	(Unaudited)
	(dollars in thousands)
	As of September 30,	As of June 30,	As of September 30,
	2005	2005	2004
Assets
Cash and due from banks	$9,945	$7,705	$6,255
Federal Funds Sold	$—	$—	$33,280
Total Cash and cash equivalents	$9,945	$7,705	$39,535
Investment securities, at fair value	$154,060	$153,405	$157,066
Loans	$172,545	$166,365	$142,114
Less: Reserve for loan loss	$(1,466)	$(1,359)	$(1,325)
Net Loans	$171,079	$165,006	$140,789
Premises and Equipment	$4,547	$4,514	$4,163
Other Real Estate Owned	$—	$—	$—
Costs for branch acquisitions	$1,966	$1,888	$—
Other Assets	$5,739	$5,117	$4,844
Total Assets	$347,336	$337,635	$346,397

Liabilities and Capital
Deposits	$232,086	$218,123	$204,749
Borrowed Funds	$60,535	$63,734	$51,458
Mortgagors’ escrow accounts	$551	$1,029	$427
Other liabilities	$1,454	$1,729	$65,361
Total Liabilities	$294,626	$284,615	$321,995
Total Capital	$52,710	$53,020	$24,402
Total Liabilities and Capital	$347,336	$337,635	$346,397

	Quarter Ended September 30,
	2005	2004
Income Statement
Interest and dividend income	$4,180	$3,408
Interest expense	$1,722	$1,306
Net interest and dividend income	$2,458	$2,102
Provision for loan losses	$20	$23
Net Interest income after provision for loan loss	$2,438	$2,079
Non-interest income	$485	$261
Non-interest expense	$2,078	$1,745
Income before taxes	$845	$595
Provision for taxes	$233	$170
Net Income	$612	$425

Key Ratios

	Quarter Ended September 30,
	2005	2004

Return on average assets	0.71%	0.55%
Return on average equity	4.59%	7.24%
Net interest margin	2.98%	2.96%
Reserve for loan loss to total loans	0.85%	0.93%